Exhibit 99.1

Beyond Air® Reports Fiscal First Quarter 2026 Financial Results and Provides Corporate Update

August 12, 2025

Increased revenues by 157% to $1.8 million, compared with $0.7 million for the fiscal quarter ended June 30, 2024

Awarded a national group purchasing agreement for therapeutic gases by Premier, Inc., which has more than 4,350 member hospitals and health systems in its network

Reaffirm revenue guidance of $12-$16 million for the full fiscal year 2026

Conference call at 4:30 p.m. ET today, August 12th

GARDEN CITY, N.Y., Aug. 12, 2025 (GLOBE NEWSWIRE) — Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve the lives of patients, today announced its financial results for fiscal first quarter ended June 30, 2025, and provided a corporate update.

“We are driving strong market adoption of LungFit PH as we continue to break down barriers and expand our global distribution network,” said Steve Lisi, Chairman and Chief Executive Officer. “This momentum in our business resulted in strong sequential revenue growth of approximately 50%, to $1.8 million compared with $1.2 million for the March 31, 2025 quarter. Looking ahead, we expect the trajectory of our sales to support sustained double-digit sequential revenue growth and reaffirm our FY 2026 revenue guidance of $12 to $16 million.”

Commercial Execution, Recent Highlights and Upcoming Milestones

●	LungFit® PH Commercial Execution

○	Revenue increased 157% to $1.8 million for the fiscal quarter ended June 30, 2025, compared to $0.7 million for the same period last year. Growth was driven by increased demand for LungFit PH through U.S. commercial activities compared to fiscal 2025.

○	International revenue from LungFit PH system and Smart Filter sales continue to accelerate, driven by recent regulatory approvals and newly signed distribution agreements across Europe, the Middle East and Asia. These agreements enable Beyond Air to reach over 30 countries and more than 2 billion lives.

○	Expanded reach in the U.S. through a national group purchasing agreement for therapeutic gases with Premier, Inc. Effective July 15th, the new agreement allows Premier members, at their discretion, to take advantage of special pricing and terms pre-negotiated by Premier for the LungFit PH system and disposable NO2 Smart Filters.

●	Pending Regulatory Milestones

○	PMA supplement for the second-generation LungFit PH submitted to U.S. FDA in June 2025.

Beyond Cancer - Solid Tumor Program - clinical stage development of an intratumoral ultra-high concentration Nitric Oxide (UNO) technology as a gas delivery of NO at high concentrations to tumors to induce an immune response.

●	Clinical Development Execution

○	Phase 1a trial (monotherapy) - Part A of the trial evaluating UNO therapy in subjects with advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors at a dose of 25,000 ppm has been completed.

○	Phase 1b trial (combination therapy) - Will assess the intratumoral administration of 25,000 ppm low volume (LV) Nitric Oxide (UNO) in subjects with unresectable cutaneous or subcutaneous histologically confirmed primary or metastatic lesions, who have shown disease progression or prolonged stable disease (12 weeks) after receiving a single agent anti-PD-1 containing treatment.

NeuroNOS - Autism Spectrum Disorder (ASD) Program - developing neuronal nitric oxide synthase (nNOS) inhibitors for the treatment of autism spectrum disorder (“ASD”) and other neurological conditions.

●	U.S. FDA granted Orphan Drug Designation to BA-102, an investigational therapy for the treatment of Phelan-McDermid Syndrome (PMS), a syndrome associated with ASD.

●	Currently in preclinical development and expect to progress to a phase 1 first-in human clinical trial by the end of 2026, which could provide data in 2027.

Financial Results for the Fiscal Quarter Ended June 30, 2025

Revenues for the fiscal quarter ended June 30, 2025 increased 157% to $1.8 million, compared with $0.7 million for the fiscal quarter ended June 30, 2024. Gross Profit of $0.2 million was recognized for the quarter ended June 30, 2025, compared with a gross loss of $0.3 million for the quarter ended June 30, 2024. The Gross Profit increase was due to increasing revenues, partially offset by depreciation of additional LungFit devices.

Research and development expenses for the fiscal quarter ended June 30, 2025 were $3.1 million compared with $6.0 million for the fiscal quarter ended June 30, 2024. The decrease of $2.9 million was primarily attributed to a decrease in salaries, stock-based compensation costs, clinical and pre-clinical studies expenses, professional fees and Gen II device development costs.

Selling, general and administrative expenses for the quarters ended June 30, 2025 and June 30, 2024 were $4.7 million and $7.2 million, respectively. The decrease of $2.5 million was attributed primarily to a reduction in salaries, stock-based compensation costs, marketing and advertising costs and legal fees.

Other expense for the quarter ended June 30, 2025 was $(0.5) million compared with other income of $0.5 million for the quarter ended June 30, 2024. The increase in expense of $(1.0) million was mainly due to a prior period gain associated with the change in fair value of the derivative liability of $1.0 million.

Net loss attributed to common stockholders of Beyond Air, Inc. for the quarter ended June 30, 2025 was ($7.7) million or a loss of ($1.53) per share, basic and diluted, compared to a net loss attributed to common stockholders of Beyond Air, Inc. for the fiscal quarter ended June 30, 2024 of ($12.2) million or a loss of ($5.32) per share, basic and diluted. The per share results were calculated to reflect the Company’s 1-for-20 reverse stock split, which became effective on July 14, 2025. As a reminder, The Company implemented the reverse stock split to regain compliance with the Nasdaq Listing Rule 5550(a)(2). The Nasdaq has since notified the Company that it is now in compliance with all listing rules.

Net cash burn in the fiscal quarter ended June 30, 2025 was $4.7 million.

As of June 30, 2025, the Company reported cash, cash equivalents, and marketable securities of $6.5 million, and total long-term debt outstanding of $11.6 million. Debt repayment does not begin until October 2026.

Financial Guidance for Fiscal Year 2026

The Company reaffirmed its revenue guidance of $12 to $16 million for the fiscal year ending March 31, 2026.

Conference Call & Webcast

Tuesday, August 12th @ 4:30 PM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	13754769
Webcast:	A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online replay will be available on the Company’s website or via the direct link an hour after the call.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM).

The Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About LungFit *

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

*Beyond Air’s LungFit PH is approved for commercial use in the United States, European Union, and many other countries around the world. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1,000 live births (0.4-6.8/1000 live births) with mortality rate ranging between 4-33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in subjects with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols. For more information, visit www.beyondcancer.com.

About NeuroNOS

NeuroNOS is at the forefront of developing innovative treatments for neurodevelopmental and neurodegenerative disorders. The company specializes in creating therapies based on small molecules that cross the blood-brain barrier to regulate Nitric Oxide (NO) levels in the brain. Preclinical studies conducted by NeuroNOS have demonstrated that NO is present at elevated levels in children with Autism Spectrum Disorder (ASD) and adults suffering from brain-related diseases such as Alzheimer’s and brain cancers. The company’s research has shown that managing NO levels in the brain is crucial for maintaining normal brain function. By leveraging this groundbreaking science, NeuroNOS aims to bring transformative therapies to those affected by these challenging conditions, ultimately improving individuals’ lives. Through collaborations with leading research institutions and experts in the field, the company is committed to advancing medical innovation and delivering life-changing treatments. For more information, please visit https://www.neuro-nos.com.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

BEYOND AIR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,976	$4,665
Marketable securities	1,487	2,252
Restricted cash	163	231
Accounts receivable, net	804	710
Inventory, net	2,433	2,417
Other current assets and prepaid expenses	5,126	5,743
Total current assets	14,989	16,018

Licensed right to use technology	1,171	1,222
Right-of-use lease assets	1,654	1,706
Property and equipment, net	10,188	11,013
Other assets	112	103
TOTAL ASSETS	$28,114	$30,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,242	$1,950
Accrued expenses and other current liabilities	2,737	2,045
Operating lease liability, current portion	414	396
Loans payable, current portion	233	609
Total current liabilities	4,626	5,000

Operating lease liability, net	1,419	1,486
Long-term debt, net	9,621	9,197
Warrant liability	21	38
Other long-term liabilities	2,019	-
Total liabilities	17,706	15,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 500,000,000 shares authorized, 4,693,284 and 4,128,539 shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively (1)	-	-
Treasury stock	(25)	(25)
Additional paid-in capital	303,898	299,990
Accumulated deficit	(294,013)	(286,322)
Accumulated other comprehensive income (loss)	67	(60)
Total stockholders’ equity attributable to Beyond Air, Inc	9,927	13,583
Non-controlling interest	481	758
Total stockholders’ equity	10,408	14,341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,114	$30,062

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	For the Three Months Ended
	June 30,
	2025	2024

Revenues	$1,760	$683

Cost of revenues	(1,604)	(1,016)

Gross profit/(loss)	156	(332)

Operating expenses:

Research and development	(3,086)	(6,009)
Selling, general and administrative	(4,687)	(7,239)
Total operating expenses	(7,773)	(13,247)

Loss from operations	(7,617)	(13,580)

Other income (expense):
Dividend and interest income	28	361
Interest and finance expense	(548)	(964)
Change in fair value of warrant liability	17	219
Change in fair value of derivative liability	-	1,058
Foreign exchange loss	(41)	(146)
Loss on disposal of fixed assets	(11)	-
Other income/(expense)	94	(2)
Total other income/(expense)	(461)	525

Loss before income taxes	(8,078)	(13,055)

Provision for income taxes	-	-

Net loss	$(8,078)	$(13,055)

Less: net loss attributable to non-controlling interest	(387)	(854)

Net loss attributable to Beyond Air, Inc.	$(7,691)	$(12,201)

Other comprehensive income, net of tax
Foreign currency translation gain	127	103

Comprehensive loss attributable to Beyond Air, Inc.	$(7,564)	$(12,098)

Net basic and diluted loss per share attributable to Beyond Air, Inc. (1)	$(1.53)	$(5.32)

Weighted average number of shares of common stock outstanding - basic and diluted (1)	5,014,923	2,295,042

FOOTER:

(1)	Prior period results have been adjusted to reflect the one-for-twenty stock split in July 2025.